Exhibit 99.1
Global Crossing Completes
Acquisition of Racal Telecom


Highly secure IP-centric network in the United Kingdom connects 200 cities and towns with 7,300 route kilometers of fiber and includes an extensive London metropolitan ring.

UK network, featuring a full range of voice and data products and services, and with a traffic flow that is 65% data, will immediately connect through Global Crossing Operations Center in London's Docklands to points around the world.

Purchase accelerates Global Crossing's drive to be a fully integrated global provider of data-oriented products and services.

London, England -Nov. 24, 1999 - Global Crossing Ltd. (Nasdaq: GBLX ), which is building and operating the world's most advanced global IP-based fiber optic network, today announced that it has completed its acquisition of Racal Telecom, a group of wholly owned subsidiaries of Racal Electronics Plc (''Racal''), for 1 billion pounds sterling (approximately $1.65 billion) in cash.

The agreement to purchase Racal Telecom was announced on October 11.
The purchase of Racal Telecom accelerates Global Crossing's drive to be a fully integrated provider of data-oriented products and services in the most important telecommunications markets in the world. Racal Telecom is already rolling out an extensive pipeline of new products focused on corporate needs, which will enhance the utilization of its carrier grade network. The Racal Telecom network offers a full range of voice and data products and services, and has a traffic flow that is 65% data.

Racal Telecom's highly secure network comprises 7,300 route kilometers of fiber laid alongside railway lines and utilizing leading IP-centric technologies. Racal Telecom's network features a London metropolitan ring, reaches more than 2,000 cities and towns across the UK, and will be within 5 kilometers of almost two-thirds of all UK business customers by 2001. Additionally, Racal Telecom's advanced network provides Global Crossing with 20 ATM data switches, 4 AXE-10 voice switches, a frame relay network across Europe and the largest X 25 network in the UK. Because of the depth of this network, Racal Telecom has more connection points with British Telecommunications than any other UK carrier, thereby significantly reducing the network's interconnection costs.




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The two networks will be linked together immediately at London's Docklands
Centre where both have connections and Global Crossing has its Global Operations Centre. Using the Racal network, Global Crossing intends to quickly offer voice and data products throughout the UK linking business and consumers seamlessly to points in Europe, the United States and around the world.

     About Global Crossing

Global Crossing Ltd. (Nasdaq: GBLX) is building and offering services over the world's first global fiber optic network with 92,700 announced route miles, serving five continents, 24 countries and more than 170 major cities. The Global Crossing Network and its telecommunications and Internet product offerings will be available to over 80% of the world's international communications traffic. Global Crossing hosts more than 300 of the top Internet brands in its Global Centers. Among the brands are some of the largest and most densely trafficked sites on the Web, including Yahoo!, The Motley Fool, Ziff Davis, MP3.com and eToys. Through its Global Marine Systems subsidiary, Global Crossing also owns the largest fleet of cable laying and maintenance vessels in the world and currently services more than one-third of the world's undersea cable miles. Global Crossing is included in both the S&P 500 and the Nasdaq 100. Global Crossing's operations are headquartered in Hamilton, Bermuda, with principal offices in Los Angeles, California, Morristown, New Jersey, and Rochester, New York.

                                     # # #

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.

                                   #   #   #




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GLOBAL CROSSING

Investor contacts:
Jensen Chow (Los Angeles, CA)
+1 310 385 5283
jchow@globalcrossing.com

Kirsten Sullivan (Rochester, NY)
+ 1 716 777-6179
kirsten_sullivan@globalcrossing.com

Press contacts:
Justine Samuel (London, UK)
+44 20 7251 3801
Justine@finsbury.com

Tom Goff (Los Angeles, CA)
+ 1 310 385 5231
tgoff@globalcrossing.com

RACAL

Investor contacts:
Roger Jones (Berkshire, U.K.)
+ 44 3 44 388 000

Press contacts:
David Nicholas (Berkshire, U.K.)
+ 44 3 44 388 054